                                                                     EXHIBIT 5.1

                         SHUMAKER, LOOP & KENDRICK, LLP
                           2800 BANK OF AMERICA PLAZA
                           101 EAST KENNEDY BOULEVARD
                             POST OFFICE BOX 172609
                            TAMPA, FLORIDA 33672-0609

                                October 16, 2001

JB Oxford Holdings, Inc.
9665 Wilshire Boulevard
Suite 300
Beverly Hills, CA  90212

         Re:      Registration Statement on Form S-4

Ladies and Gentlemen:

         We have acted as counsel to JB Oxford Holdings, Inc. (the "Company") in connection with the preparation and filing of its Registration Statement on Form S-4 (the "Registration Statement") with the Securities and Exchange Commission pursuant to the requirements of the Securities Act of 1933, as amended, for the registration of up to an aggregate of 10,000,000 shares of the common stock of the Company, par value $.01 per share (the "Shares"), to be offered and sold from time to time as set forth in the prospectus which forms a part of the Registration Statement (the "Prospectus") and as set forth in one or more supplements to the Prospectus (each a "Prospectus Supplement").

         This opinion is furnished to you to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the "Act").

         In connection with the following opinion, we have examined and have relied upon such documents, records, certificates, statements and instruments as we have deemed necessary and appropriate to render the opinion herein set forth.

         Based upon the foregoing, it is our opinion that following (i) effectiveness of the Registration Statement; (ii) due authorization by proper action of the Company's Board of Directors of an issuance of Shares in accordance with the Company's Articles of Incorporation and Utah law, and (iii) issuance and delivery of certificates for Shares against payment therefor in accordance with the terms of the definitive acquisition agreements governing the issuance of such Shares and as contemplated by the Registration Statement Prospectus, and/or the applicable Prospectus Supplement, the Shares represented by such certificates will be validly issued, fully paid and nonassessable.

         This opinion letter is limited to the federal laws of the United States and the general corporation laws of the State of Utah, as such laws presently exist and to the facts as they presently exist. We express no opinion with respect to the effect or applicability of the laws of any other jurisdiction. We assume no obligation to revise or supplement this opinion letter should the laws of such jurisdictions be changed after the date hereof by legislative action, judicial decision or otherwise.

         The undersigned hereby consents to the filing this opinion as Exhibit
5.1 to the Registration Statement on Form S-4 and to the use of its name in the Registration Statement. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 17 of the Act.

                                            Very truly yours,

                                            /s/ Shumaker, Loop & Kendrick, LLP
                                            -----------------------------------
                                            SHUMAKER, LOOP & KENDRICK, LLP